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                     December 2, 2022

       Timothy Clark
       Chief Financial Officer
       SportsTek Acquisition Corp.
       2200 S. Utica Place
       Suite 450
       Tulsa, OK 74114

                                                        Re: SportsTek
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 10,
2022
                                                            File No. 001-40062

       Dear Timothy Clark:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Lijia Sanchez